Paul Hastings LLP

101 California Street, 48th Floor

San Francisco, California 94111

27225.00010
April 17, 2025

iMGP Alternative Strategies Fund

2301 Rosecrans Avenue, Suite 2150

El Segundo, California 90245

iMGP High Income Fund

2301 Rosecrans Avenue, Suite 2150

El Segundo, California 90245

Re:	Reorganization of iMGP Alternative Strategies Fund into iMGP High Income Fund

Ladies and Gentlemen:

We have acted as counsel to Litman Gregory Funds Trust, a Delaware statutory trust, and two of its funds, iMGP High Income Fund (the “Surviving Fund”) and iMGP Alternative Strategies Fund (the “Target Fund”), in connection with the reorganization of the “Target Fund into the Surviving Fund, in accordance with an Agreement and Plan of Reorganization (the “Plan”) by and among the Surviving Fund and the Target Fund, and the Form N-14 Registration Statement of Litman Gregory Funds Trust (Registration No. 333-284464) (the “Registration Statement”), as filed with the U.S. Securities and Exchange Commission on March 27, 2025, relating to the acquisition by the Surviving Fund of all of the assets of the Target Fund, solely in exchange for the assumption by the Surviving Fund of all of the liabilities of the Target Fund and the issuance and delivery by the Surviving Fund of shares of beneficial interest, par value $0.01 per share, of the Surviving Fund (“Shares”), which Shares of the Surviving Fund will thereafter be distributed pro rata on a class-by-class basis by the Target Fund to its shareholders in complete liquidation and complete cancellation of its shares, with each shareholder being entitled to receive the number of full and fractional Shares of each class corresponding to an outstanding class of shares of the Target Fund held by such shareholder that has an aggregate net asset value equal to the aggregate net asset value of the shares of that corresponding class of the Target Fund held by such shareholder as of the close of business on the Valuation Date (the “Reorganization”).

Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Plan. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

We have acted as counsel to the Surviving Fund and the Target Fund in connection with the Reorganization. For the purpose of rendering this opinion, we have examined originals, certified copies or copies otherwise identified to our satisfaction as being true copies of the original of the following documents (including all exhibits and schedules attached thereto):

(a)	the Plan;

(b)	the Registration Statement; and

(c)

such other instruments and documents related to the formation, organization and operation of the Target Fund and the Surviving Fund and related to the consummation of the Reorganization and the transactions contemplated thereby as we have deemed necessary or appropriate.

In connection with rendering this opinion, we have with your permission assumed, without any independent investigation or review thereof, the following:

1.

That original documents (including signatures) are authentic; that documents submitted to us as copies conform to the original documents; and that there is (or will be prior to the effective time of the Reorganization) due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof;

2.

That all representations, warranties and statements made or agreed to by the Target Fund and the Surviving Fund, and their respective management, employees, officers, directors and shareholders thereof in the Plan and the Registration Statement (including any exhibits or appendices) are true and accurate at all relevant times; and that all covenants contained in such documents are performed without waiver or breach of any material provision thereof;

3.	That the Reorganization will be effected in accordance with the Plan; and

4.

That the statements concerning the Reorganization set forth in the Plan and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the time when the Reorganization becomes effective.

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, it is our opinion that generally for federal income tax purposes:

•

The transfer of all the Target Fund’s assets to the Surviving Fund in exchange solely for (a) the issuance of the Surviving Fund shares to the Target Fund and (b) the assumption of the Target Fund’s liabilities by the Surviving Fund, followed by the distribution of the Surviving Fund shares to the Target Fund shareholders in complete liquidation of the Target Fund, will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and the Target Fund and the Surviving Fund will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code;

•

No gain or loss will be recognized by the Surviving Fund upon receipt of the assets of the Target Fund solely in exchange for shares of the Surviving Fund and the assumption by the Surviving Fund of all the liabilities of the Target Fund as part of the Reorganization;

•

The tax basis in the hands of the Surviving Fund of the assets of the Target Fund transferred in the Reorganization will be the same as the tax basis of such assets in the hands of the Target Fund immediately before the transfer of the assets, increased by the amount of gain (or decreased by the amount of loss), if any, recognized by the Target Fund upon the transfer;

•

No gain or loss will be recognized by the Target Fund upon the transfer of its assets to the Surviving Fund solely in exchange for the Surviving Fund shares and the assumption by the Surviving Fund of all of the liabilities of the Target Fund, or upon the distribution of the Surviving Fund shares by the Target Fund to its shareholders in complete liquidation of the Target Fund, except for (1) any gain or loss that may be recognized with respect to contracts subject to Section 1256 of the Code, (2) any gain that may be recognized on the transfer of stock in a “passive foreign investment company” as defined in Section 1297(a) of the Code, and (3) any other gain or loss that may be required to be recognized as a result of the closing of the Target Fund’s taxable year or upon transfer of an asset regardless of whether the transfer would otherwise be a non-recognition transaction under the Code;

•	No gain or loss will be recognized by the Target Fund shareholders upon the exchange of their shares of the Target Fund solely for shares of the Surviving Fund as part of the Reorganization;

•

The aggregate tax basis of the Surviving Fund shares received by each shareholder of the Target Fund in the Reorganization will be the same as the aggregate tax basis of the shares of the Target Fund surrendered in exchange therefor; and

•

Each Target Fund shareholder’s holding period for his or her Surviving Fund shares received in the Reorganization will include the holding period for the shares of the Target Fund exchanged therefor, provided that the shareholder held the Target Fund shares as capital assets on the date of the exchange.

This opinion does not address the various state, local or foreign tax consequences that may result from the Reorganization. In addition, no opinion is expressed as to any federal income tax consequence of the Reorganization except as specifically set forth herein, and this opinion does not address any additional tax consequence that might result to a shareholder due to its particular circumstances, such as shareholders who are dealers in securities or who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. This opinion may be relied upon with respect to the consequences specifically discussed herein only by the Surviving Fund and its shareholders, and the Target Fund and its shareholders, and not by any other person or entity.

No opinion is expressed as to any transaction other than the Reorganization as described in the Plan, or as to any other transaction whatsoever including the Reorganization if all the transactions described in the Plan are not consummated in accordance with the material terms of the Plan and without waiver of any material provision thereof. To the extent any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not complete, correct, true and accurate in all material respects at all relevant times, our opinion could be adversely affected and should not be relied upon.

This opinion represents our judgment as to the federal income tax consequences of the Reorganization and is not binding on the Internal Revenue Service or the courts. No rulings have been sought from the Internal Revenue Service or any other governmental agency in connection with the Reorganization. The conclusions described herein are based on the Code, U.S. Treasury regulations promulgated thereunder, existing judicial decisions, current administrative regulations and published rulings in effect as of the date that this opinion is dated, all of which may be amended, possibly with retroactive effect. No assurance can be given that future legislative, judicial or administrative changes would not adversely affect the accuracy of the conclusions stated herein. Furthermore, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

This opinion has been delivered to you pursuant to paragraph 9.4 of the Plan and may not be distributed or otherwise made available to any other person or entity (other than your accountants, auditors and legal, tax and investment advisors) without our prior written consent. This opinion may be disclosed to shareholders of the Target Fund and the Surviving Fund, and they may rely on it in connection with the Reorganization, it being understood that we are not establishing any attorney-client relationship with any such shareholder.

Very truly yours,

/s/ Paul Hastings LLP